Exhibit 10.1

January 31, 2013

Wesley W. Winnekins
2135 Troy Lane North
Plymouth, MN 55447

Dear Wes:

We are very pleased you are considering joining the MGC Diagnostics Corporation Team! The purpose of this letter is to extend an offer of employment. Carefully review the information enclosed and if you are in agreement signify your acceptance by signing the signature page and return it to me within three days.

Position:	Executive Vice President, Finance and Corporate Development, reporting to Gregg 0. Lehman, Ph.D., CEO and President. You will also serve as Chief Financial Officer of MGC Diagnostics Corporation.

Date of Hire:	February 1, 2013

Base Salary:	$215,000 annually; (equivalent to $8,269.24 bi-weekly)

Equity:	12,000 restricted shares which will vest in one-third installments on the first, second and third anniversary of your start date.

Bonus:

You are entitled to participate in the 2013 Senior Executive Bonus program which compensates you 25% of base salary upon the MGC Diagnostics achieving its corporate revenue and EBIT objectives at “Target”; and, contingent upon your achievement of your position objectives.

Expenses:	Expenses are reimbursed pursuant to the Company’s travel and expense reimbursement policies.

Performance Review:	An annual performance evaluation will take place on or around December 1, 2013; and, annually thereafter.

Benefits:

As an employee of MGC DIAGNOSTICS Corporation, you are eligible to participate in the Company’s benefit programs. New employees are eligible to participate in the Company’s medical and dental benefit coverage upon completion of thirty days of employment. The Company agrees that you will accrue PTO (paid time off) at a rate equivalent to that of other Executive Vice Presidents which is 200 hours per year.

MGC Diagnostics’ benefit program is available for review on-line at HRConnection.com. User name: _________ Password is ________. These are case sensitive.

Change in Control:	The Company’s Board of Directors will authorize a Change in Control agreement be issued to you effective with your date of hire.

Pre-employment
Conditions:

This offer is contingent upon signing and returning the enclosed employment offer; signing and returning a non-disclosure form; signing and returning the Company’s Code of Conduct policy statement; and, successful completion of a background and reference check.

In consideration of accepting employment with the MGC Diagnostics Corporation, you confirm that you are not constrained by any existing non-compete agreements from accepting employment and are not in violation of any non-compete obligations with present or past employers.

You also acknowledge that this offer letter, along with the final form of any referenced documents, represents the entire agreement between you and the Company and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon the Company.

In accepting this offer, you agree to keep the content confidential and not to discuss or disclose any of its content with other individuals outside of your immediate family or personal legal counsel.

          Wes, congratulations! We are looking forward to you joining our team! If you have any questions regarding benefits or other aspects of employment, please do not hesitate to contact me or Gregg Lehman, Ph.D. CEO and President.

Kindest regards,

Sheryl A. Rapheal,
Chief Compliance Officer &
Vice President of Human Resources and Administration

Enclosures: 4

Signatures:

/s/ Wesley W. Winnekins
Wesley W. Winnekins
EVP, Finance and Business Development

/s/ Gregg O. Lehman
Gregg O. Lehman, Ph.D.
Chief Executive Officer and President